     As filed with the Securities and Exchange Commission on June 9, 1994
                                                       Registration No. 33-50731

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                          AMENDMENT NO. 2 TO FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            H. F. AHMANSON & COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

            DELAWARE                                          95-0479700
   (STATE OR OTHER JURISDICTION                            (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706
                                 (818) 960-6311
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                            GEORGE G. GREGORY, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            H. F. AHMANSON & COMPANY
                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706
                                 (818) 960-6311
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                WITH COPIES TO:

                              BRUCE D. MEYER, ESQ.
                            GIBSON, DUNN & CRUTCHER
                             2029 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 552-8500
                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------
                                             Proposed         Proposed
      Title of each            Amount        maximum           maximum        Amount of
   class of securities         to be      offering price      aggregate      registration
     to be registered        Registered     per unit*      offering price*      fee**
- -----------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share...........   10,000,000      $17.875        $178,750,000      $55,859.38
- -----------------------------------------------------------------------------------------

 * Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average of the high and low price for shares of Common Stock of the registrant reported on the New York Stock Exchange composite tape on October 21, 1993.

**  Previously paid.
================================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment. A        +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may +
+ offers to buy be accepted prior to the time the registration statement       +
+ becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any State in which such offer, solicitation or sale would be +
+ unlawful prior to registration or qualification under the securities laws   +
+ of any such State.                                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  [Subject to Completion, dated June 9, 1994]

                                   PROSPECTUS

                                 ______________

                            H. F. AHMANSON & COMPANY

                             DIVIDEND REINVESTMENT
                         AND COMMON STOCK PURCHASE PLAN

                                ________________

      The Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") of
H. F. Ahmanson & Company ("Ahmanson") provides owners of shares of Common Stock, $.01 par value, of Ahmanson (the "Common Stock") with an attractive and convenient method of investing cash dividends and optional cash deposits in additional shares of Common Stock at a discount from the Market Price (as defined in Question 13 below) and without payment of any brokerage commission or service charge. The price to be paid for such additional shares will be a price equal to a 3% discount from the Market Price for the reinvestment of cash dividends and a price equal to a 3% discount from the Market Price for the investment of optional cash deposits that do not exceed $5,000 per month. Each of the discounts is subject to change (but will not vary from the range of 0% to 5%) or discontinuance from time to time at Ahmanson's discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

      To enroll in the Plan, simply complete the enclosed Enrollment Card and return it in the envelope provided. Enrollment in the Plan is entirely voluntary and participants in the Plan may terminate their participation at any time. Stockholders who are not participants in the Plan and who do not want to become participants need do nothing and will continue to receive their cash dividends, if and when declared, as usual. A broker, bank or other nominee may reinvest dividends and make optional cash deposits on behalf of beneficial owners.

      The price to be paid for shares of Common Stock purchased under the Plan in excess of $5,000 pursuant to the optional cash deposit feature of the Plan will be a price reflecting a discount of 0% to 5% (the "Waiver Discount") from the Market Price. Optional cash deposits that exceed $5,000 may be made only pursuant to an accepted written Request for Waiver. It is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. Each month, at least three business days prior to the related record date, Ahmanson will establish the Waiver Discount and the Threshold Price, if any (as defined in Question 18 below), applicable to optional cash deposits that exceed $5,000. The Waiver Discount, which may vary each month, will be established in Ahmanson's sole discretion after a review of current market conditions, the level of participation and current and projected capital needs. There is no pre-established maximum limit applicable to optional cash deposits that may be made pursuant to accepted Requests for Waiver. Optional cash deposits that do not exceed $5,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or to the Threshold Price, if any. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan Administrator. See Question 25.

      To the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares or treasury shares rather than shares acquired in the open market, the Plan will raise additional capital for Ahmanson. Ahmanson currently intends to issue such shares and, therefore, the Plan is expected to raise capital for Ahmanson. Each month a portion of the shares available for issuance under the Plan may be purchased by owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through Ahmanson's ability to waive limits applicable to the amounts which Participants may invest pursuant to the Plan's optional cash deposit feature.

      From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from Market Price of the Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Each Participant desiring to reinvest dividends in an amount in excess of $100,000 per quarter, however, must obtain the prior approval of Ahmanson. See Question 2.

      As of the date hereof, 10,000,000 shares of the Common Stock have been registered and are available for sale under the Plan. Participants should retain this Prospectus for future reference.

      THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY SAVINGS BANK OR NON-BANK SUBSIDIARY OF AHMANSON AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                            _______________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 9, 1994

                             AVAILABLE INFORMATION

      Ahmanson is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of Ahmanson and any material interest of such persons in transactions with Ahmanson is disclosed in reports and proxy statements distributed to stockholders of Ahmanson and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices located at Room 1400, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Ahmanson may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Ahmanson's (a) Annual Report on Form 10-K for the year ended December 31, 1993, (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994,
(c) the description of the Common Stock in Ahmanson's Registration Statement on Form 8-B, dated June 19, 1985, (d) Current Report on Form 8-K dated February 9, 1994, (e) all documents filed with the Commission by Ahmanson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (which include Ahmanson's annual reports on Form 10-K and quarterly reports on Form 10-Q) subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Any person, including any beneficial owner, receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the foregoing documents incorporated herein by reference except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests should be directed to H. F. Ahmanson & Company, 4900 Rivergrade Road, Irwindale, California 91706, Attention: Investor Relations. Telephone requests may be directed to (818) 814-7986.

                            H. F. AHMANSON & COMPANY

      Ahmanson is one of the largest residential real estate-oriented financial services companies in the United States, owning subsidiaries principally engaged in the savings bank business and related financial service activities. Ahmanson was originally organized in 1928 in California and changed its state of incorporation from California to Delaware in 1985. Ahmanson's executive offices are located at 4900 Rivergrade Road, Irwindale, California 91706, and its telephone number is (818) 960-6311.

      Approximately 99% of Ahmanson's consolidated revenues in 1993 were derived from the operations of Home Savings of America, FSB, a federally chartered savings bank ("Home Savings"), which is wholly owned by Ahmanson and conducts the majority of its business in California. Home Savings represented over 99% of Ahmanson's consolidated assets at December 31, 1993. Home Savings is currently the largest savings institution in the United States. Home Savings is regulated by the Director (the "OTS Director") of the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC") which, through the Savings Association Insurance Fund (the "SAIF") and the Bank Insurance Fund ("BIF"), insures the deposit accounts of savings institutions, such as Home Savings. Home Savings is a member of the Federal Home Loan Bank (the "FHLB") of San Francisco, which is one of the twelve regional banks for federally insured depository institutions comprising the Federal Home Loan Bank System. Home Savings is further subject to certain regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves required to be maintained against deposits and other matters.

      Ahmanson's principal business is attracting funds from the general public and institutions and originating and investing in residential real estate mortgage loans, mortgage-backed securities ("MBSs"), such as those issued or guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association, and investment securities. Ahmanson's primary sources of revenue are interest earned on mortgage loans and MBSs, income from investment securities, gains on sales of loans and MBSs, fees earned in connection with loans and deposits, and income earned on its portfolio of loans and MBSs serviced for investors. Its principal expense is interest incurred on interest-bearing liabilities, including deposits and borrowings.

      Ahmanson's principal sources of funds are cash dividends paid to it by Home Savings and its other subsidiaries, investment income and borrowings. There are significant restrictions on the ability of Home Savings to pay dividends to Ahmanson. Savings institution subsidiaries of savings and loan holding companies, such as Home Savings, must notify the OTS Director of their intent to declare dividends 30 days before declaration. The OTS Director has the authority to preclude those institutions from declaring a dividend.

      OTS regulations impose limitations upon certain "capital distributions" by savings institutions, including cash dividends, payments to repurchase or otherwise acquire an institution's shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish a three-tiered system of regulation, with the greatest flexibility being afforded to institutions that meet or exceed the fully phased-in capital requirements. An institution meets the fully phased-in capital requirements if it meets the statutory and regulatory standards to be applicable on January 1, 1995, after taking into account any applicable individual minimum capital requirement.

      An institution that has capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is at least equal to its fully phased-in capital requirements is considered a Tier 1 institution ("Tier 1 Institution"). An institution that has capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is at least equal to its minimum regulatory capital requirement but less than its fully phased-in capital requirement is considered a Tier 2 institution ("Tier 2 Institution"). An institution that does not meet its minimum regulatory capital requirement immediately prior to, or on a pro forma basis after giving effect to, a proposed capital distribution is considered a Tier 3 institution ("Tier 3 Institution"). The OTS retains discretion to treat a Tier 1 Institution as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is in need of more than normal supervision and has provided the institution with notice to that effect.

      A Tier 1 Institution may, without the approval of but with prior notice to the OTS, make capital distributions during a calendar year up to the greater of
(1) 100% of its net income to date during the calendar year plus the amount that would reduce the institution's "surplus capital ratio" (the excess over its fully phased-in risk-based capital requirement) to one-half of its surplus capital ratio at the beginning of the calendar year or (2) 75% of the institution's net income over the most recent four quarter period. Any additional capital distributions would require prior regulatory approval. Tier 2 and Tier 3 Institutions are subject to more restrictive limitations on capital distributions. At March 31, 1994 Home Savings was a Tier 1 Institution. The OTS retains the authority to prohibit any capital distribution otherwise authorized under the regulations if the OTS determines that the capital distribution would constitute an unsafe or unsound practice.

      Ahmanson and Home Savings have also agreed with federal regulators that Home Savings will not pay dividends in any one year that exceed the sum of (i) 50% of the lesser of Home Savings' net income or net operating income in such year and (ii) the amounts that could have been, but were not, paid as dividends in prior years pursuant to such agreement, previous similar agreements and applicable regulations and statutes. In connection with its supervisory acquisitions, Ahmanson has also agreed with federal regulators to cause Home Savings' regulatory capital to be maintained at the greater of (i) 3% of Home Savings' total liabilities, with certain adjustments, and (ii) the level required by regulation, and to cause sufficient equity capital to be contributed to Home Savings if necessary to effect compliance with such agreement. In no event may dividends from Home Savings to Ahmanson reduce Home Savings' regulatory capital below such level.

      Additionally, as of December 31, 1993, Home Savings' accumulated tax reserves for losses on qualifying real property loans exceeded the reserve that could have been accumulated under the experience method, and such excess could be subject to recapture taxes of up to 51% on any dividend if Home Savings makes distributions to Ahmanson that exceed Home Savings' current or accumulated earnings and profits as calculated for federal income tax purposes.

      The OTS has adopted regulations (the "Capital Regulations") that establish three capital requirements -- a "core capital requirement," a "tangible capital requirement" and a "risk-based capital requirement." The capital standards contained in the Capital Regulations generally must be no less stringent than the capital standards applicable to national banks. The Capital Regulations require savings institutions to maintain core capital of at least 3% of adjusted total assets, "tangible" capital of at least 1.5% of adjusted total assets, and "risk-based" capital of at least 8% of risk-weighted assets. In addition, effective July 1, 1994, institutions whose exposure to interest-rate risk is determined by the OTS to be above normal will be required to deduct a portion of such exposure in calculating their risk-based capital. If this interest-rate risk component had been in effect as of March 31, 1994, Home Savings believes it would not have been determined to have above-normal exposure to interest-rate risk. The OTS may establish, on a case-by-case basis, individual minimum capital requirements for a savings institution that vary from the requirements that would otherwise apply under the Capital Regulations. The OTS has not established such individual minimum capital requirements for Home Savings. Home Savings was in compliance with the Capital Regulations at March 31, 1994.

      The FDIC has established a risk-based system for setting deposit insurance assessments for FDIC-insured institutions such as Home Savings. Under the risk-based assessment system, an institution's insurance assessments vary depending on the level of capital the institution holds and the degree to which it is the subject of supervisory concern to the FDIC. The assessment rate for both BIF deposits and SAIF deposits varies from 0.23% of covered deposits for well-capitalized institutions that are deemed to have no more than a few minor weaknesses to 0.31% of covered deposits for less than adequately capitalized institutions that pose substantial supervisory concern. The FDIC in the future may determine to change the assessment rates, or the parity of BIF and SAIF rates, based on the condition of the BIF and the SAIF.

      Under current law, the SAIF has three major obligations: beginning in 1995, to fund losses associated with the failure of institutions with SAIF-insured deposits; to increase its reserves to 1.25% of insured deposits over a reasonable period of time; and to make interest payments on debt incurred to provide funds to the former Federal Savings and Loan Insurance Corporation ("FICO debt"). The reserves of the SAIF are currently lower than the reserves of the BIF, and the BIF does not have an obligation to pay interest on FICO debt. Recent legislation authorizes the United States Treasury to provide up to $8 billion to the SAIF, but use of such funds would require additional Congressional action, and the funds could be used only to cover SAIF losses and only under limited circumstances. Therefore, in the future premiums assessed on deposits insured by the SAIF may be higher than premiums on deposits insured by the BIF. Such a premium structure could provide institutions whose deposits are exclusively or primarily BIF-insured (such as almost all commercial banks) certain competitive advantages over institutions whose deposits are primarily SAIF-insured (such as Home Savings) in the pricing of loans and deposits and in lower operating costs. Such a competitive disadvantage could have an adverse effect on Home Savings' results of operations.

      FDICIA requires the OTS to prescribe minimum acceptable operational and managerial standards, and standards for asset quality, earnings, and valuation of publicly-traded shares, for savings institutions and their holding companies. Such standards were to be effective no later than December 1, 1993, but have not yet been finalized. The operational standards must cover internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, and employee compensation. The asset quality and earnings standards must specify a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, and minimum ratio of market value to book value for publicly traded shares. Any institution or holding company that fails to meet these standards must submit a plan for corrective action within 30 days. If a savings institution fails to submit or implement an acceptable plan, the OTS must order it to correct the safety and soundness deficiency, and may require the institution to take any action that the OTS determines will best carry out the purpose of prompt corrective action.

      The OTS, the FDIC, the Federal Reserve Board and the Office of the Comptroller of the Currency have jointly published a proposed regulation prescribing the required safety and soundness standards. Among other things, the proposed regulation would set out asset quality standards which specify that the ratio of a depository institution's classified assets to the sum of (a) its total capital and (b) any allowances for loan losses not included in total capital should not exceed 100%. Minimum earnings standards would require that institutions be able to demonstrate pro forma compliance with capital requirements if net earnings or losses over the preceding four quarters continue over the next four quarters. If these standards had been in effect at March 31, 1994, Home Savings believes that it would have been in compliance. In addition, under the proposed regulation, the safety and soundness standards would apply primarily at the savings institution level, and savings and loan holding companies would only be required (i) to ensure that their transactions with a subsidiary savings institution are not detrimental to the institution, (ii) to avoid creating a serious risk that the holding company's liabilities would be imposed on the institution, (iii) not to take any action that would impede the institution's compliance with the safety and soundness standards, and (iv) if the subsidiary institution is required to submit a plan for corrective action, to take any corporate actions necessary to enable the subsidiary to take the actions required by the plan.

                                SUMMARY OF PLAN

      The Plan provides owners of Common Stock with a convenient and attractive method of investing cash dividends and optional cash deposits in additional shares of Common Stock at a discount from the Market Price (as defined in Question 13) and without payment of any brokerage commission or service charge. The price to be paid for shares of Common Stock purchased under the Plan will be a price reflecting a discount of 3% (subject to change) from the Market Price for the reinvestment of cash dividends, a discount of 3% (subject to change) from the Market Price for the investment of optional cash deposits of up to $5,000, and a discount of 0% to 5% (the "Waiver Discount") from the Market Price for the investment of optional cash deposits that exceed $5,000.

      There is no minimum limitation on the amount of dividends a Participant may reinvest under the Plan, but each Participant must obtain the prior approval of Ahmanson in order to reinvest dividends in excess of $100,000 per quarter. See Question 2.

      Participants electing to invest optional cash deposits in additional shares of Common Stock are subject to a minimum per month purchase limit of $100 and a maximum per month purchase limit of $5,000 (subject to waiver). See Question 18. Optional cash deposits that exceed $5,000 may be made only pursuant to an accepted written Request for Waiver. Each month, at least three business days prior to each record date, Ahmanson will establish the Waiver Discount and the Threshold Price, if any (as defined in Question 18), applicable to optional cash deposits that exceed $5,000. The Waiver Discount, which may vary each month, will be established in Ahmanson's sole discretion after a review of current market conditions, the level of participation and current and projected capital needs. With respect to optional cash deposits that exceed $5,000 only, for each Trading Day of the related Pricing Period (each as defined in Question
13) on which the Threshold Price is not satisfied, one-twelfth of a Participant's optional cash deposit will be returned without interest. Optional cash deposits that do not exceed $5,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or to the Threshold Price, if any. Optional cash deposits of less than $100 and that portion of any optional cash deposit which exceeds the maximum monthly purchase limit, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants. See Question 25.

      Subject to the availability of shares of Common Stock registered for issuance under the Plan and the per Participant maximum of $100,000 per quarter (subject to waiver), there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no pre-established maximum limit applies to optional cash deposits that may be made pursuant to written Requests for Waiver. Waivers of the $100,000 per Participant maximum will be given in the sole discretion of the Company, if at all, after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

      As of the date hereof, 10,000,000 shares of Common Stock have been registered and are available for sale under the Plan.

      Ahmanson expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of Ahmanson based on a variety of factors, which may include: Ahmanson's current and projected capital needs, the alternatives available to Ahmanson to meet those needs, prevailing market prices for Common Stock and other Ahmanson securities, general economic and market conditions, expected aberrations in the price or trading volume of Ahmanson securities, the number of shares of Common Stock held by the Participant submitting the waiver request, the aggregate amount of optional cash deposits for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests are granted, a portion of the shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. To the extent that Requests for Waiver are granted, it is expected that a greater number of shares will be issued under the optional cash deposit feature of the Plan.

      Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the optional cash deposit feature of the Plan. Ahmanson does not have any formal or informal understanding with any such organization and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell Shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

      From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Each Participant desiring to reinvest dividends in an amount in excess of $100,000 per quarter, however, must obtain the prior approval of Ahmanson. See Question 2. The Plan is intended for the benefit of investors in Ahmanson and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                            DESCRIPTION OF THE PLAN

THE PLAN

      The following, in question and answer format, sets forth the provisions of and constitutes the Dividend Reinvestment and Common Stock Purchase Plan of H.
F. Ahmanson & Company as in effect for cash dividends paid and optional cash payments received after July 1, 1994.

PURPOSE

     1.  What is the Plan's purpose?

      The Plan provides eligible holders of Common Stock with an attractive and convenient method of investing cash dividends and optional cash deposits in additional shares of Common Stock at a discount from the Market Price (as defined in Question 13) and without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by Ahmanson to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through Ahmanson's ability to waive limitations applicable to the amounts which Participants may invest pursuant to the Plan's optional cash deposit feature. See Question 18 for information concerning limitations applicable to optional cash deposits and certain of the factors considered by Ahmanson in granting waivers. To the extent shares are purchased from Ahmanson under the Plan, it will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in Ahmanson and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Each Participant desiring to reinvest dividends in an amount in excess of $100,000 per quarter, however, must obtain the prior approval of Ahmanson. See Question 2.

      Ahmanson reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

OPTIONS TO PARTICIPANTS

      2.  What options are available to enrolled Participants?

      Eligible holders of Common Stock who wish to participate in the Plan (each a "Participant") may elect to have cash dividends paid on all or a portion of their shares of Common Stock automatically reinvested in additional shares of Common Stock. Cash dividends are paid on the Common Stock when and as declared by Ahmanson's Board of Directors. There is no minimum limitation on the amount of dividends a Participant may reinvest under the dividend reinvestment feature of the Plan. However, each Participant is subject to a quarterly maximum of $100,000 for each dividend reinvestment. A Participant wishing to reinvest dividends in excess of $100,000 must obtain the prior approval of Ahmanson by calling (818) 814-7986 no later than two business days before the record date applicable to such dividend. The grant of such approval is completely within the discretion of Ahmanson.

      Each month, Participants may also elect to invest optional cash deposits in additional shares of Common Stock, subject to a minimum per month purchase limit of $100 and a maximum per month purchase limit of $5,000, subject to waiver. See Question 18 for information concerning limitations applicable to optional cash deposits and the availability of waivers with respect to such limitations. Participants may make optional cash deposits each month even if dividends on their shares of Common Stock are not being reinvested and whether or not a dividend has been declared.

ADVANTAGES AND DISADVANTAGES

      3.  What are the advantages and disadvantages of the Plan?

      Advantages:

      (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Common Stock in additional shares of Common Stock at a 3% discount from the Market Price (subject to change).

      (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash deposits, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock generally at a 3% discount from the Market Price (subject to change).

      (c) No brokerage commissions or service charges are paid by Participants in connection with any purchase of shares made under the Plan.

      (d) All cash dividends paid on Participants' shares can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

      (e) The Plan Administrator, at no charge to Participants, provides for the safekeeping of stock certificates for shares credited to each Plan account.

      (f) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants' record keeping.

      Disadvantages:

      (a) No interest will be paid by Ahmanson or the Plan Administrator on dividends or optional cash deposits held pending reinvestment or investment. See Question 12. In addition, optional cash deposits in excess of $5,000 may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 18.

      (b) The actual number of shares to be issued to a Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period Participants will not know the actual number of shares they have purchased.

      (c) While the Plan currently provides for a 3% discount from the Market Price (subject to change) during the Pricing Period, the Market Price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date when the shares are issued or thereafter.

      (d) Because optional cash deposits must be received by the Plan Administrator prior to the related Pricing Period, such deposits may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash deposits once received by the Plan Administrator will not be returned to Participants unless a written request is directed to the Plan Administrator at least five business days prior to the record date for the Investment Date with respect to which optional cash deposits have been delivered by such Participant. See Questions 19 and 21.

      (e) Resales of shares of Common Stock will involve a $15 fee paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable transfer taxes on the resales. See Questions 22 and 25.

ADMINISTRATION

      4.  Who  administers the Plan for Participants?

      Ahmanson has retained First Chicago Trust Company of New York as plan administrator (the "Plan Administrator") to administer the Plan, keep records, send statements of account to each Participant and perform other duties related to the Plan. Shares purchased for each Participant under the Plan will be held in safekeeping by or through the Plan Administrator until such Participant sells a portion of such Shares or terminates participation in the Plan or until a written request is received from such Participant for issuance of a stock certificate for all or a portion of its shares. See Questions 24, 25 and 26. The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for the Common Stock.

      Ahmanson may adopt rules and regulations to facilitate administration of the Plan and has the right to replace the Plan Administrator at any time.

PARTICIPATION

      5.  Who is eligible to participate?

      Holders of Common Stock may participate in the Plan if they qualify as either one of the following: (a) stockholders whose shares of Common Stock are registered on the stock transfer book of Ahmanson in their own names ("Registered Owners") and (b) stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (i.e., in the name of a broker, bank or other nominee) ("Beneficial Owners"). While Registered Owners may participate directly in the Plan, Beneficial Owners must either become Registered Owners by having such shares transferred into their own names or make arrangements with their broker, bank or other nominee to participate on their behalf (see Questions 6, 8 and 17).

      The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant's underlying shares of Common Stock. Stockholders who reside in jurisdictions in which it is unlawful for Ahmanson to permit their participation are not eligible to participate in the Plan.

      6. How does an eligible holder of Common Stock join the Plan and become a Participant?

      A Registered Owner may join the Plan by completing and signing an Enrollment Card and returning it to the Plan Administrator. Once enrolled in the Plan, Participants will remain enrolled without further action on their part. If a Participant's shares are registered in more than one name (e.g., joint tenants, trustees), all Registered Owners of such shares must sign the Enrollment Card exactly as their names appear on the account registration.

      Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Enrollment Card and return it to the Plan Administrator. In certain situations where the broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, a Broker and Nominee form (a "B&N Form") may also be required to participate in the Plan. See Questions 8 and 17.

      IF A STOCKHOLDER RETURNS A PROPERLY EXECUTED ENROLLMENT CARD TO THE PLAN ADMINISTRATOR WITHOUT ELECTING AN INVESTMENT OPTION, SUCH ENROLLMENT CARD WILL BE DEEMED TO INDICATE THE INTENTION OF SUCH STOCKHOLDER TO APPLY ALL CASH DIVIDENDS AND OPTIONAL CASH DEPOSITS TOWARD THE PURCHASE OF ADDITIONAL SHARES OF COMMON STOCK. SEE QUESTION 7 FOR INVESTMENT OPTION ELECTIONS.

      An Enrollment Card or B&N Form and postage paid return envelope are enclosed with this Prospectus for the convenience of stockholders. Written requests for additional copies of Enrollment Cards and B&N Forms, and request for return (received by the Plan Administrator at least five business days prior to the applicable record date) of previously delivered optional cash deposits and requests to terminate participation in the Plan or to withdraw Plan Shares (as defined in Question 7) should be directed to the Plan Administrator at:

             First Chicago Trust Company of New York
             H. F. Ahmanson & Company -- Dividend Reinvestment and Common Stock Purchase Plan
             P.O. Box 2598
             Jersey City, New Jersey  07303-2598

      Any such telephone requests (other than requests to sell shares held in the Plan) should be directed to the Plan Administrator at (800) 446-2617. See Question 25 for information regarding selling shares held in the Plan.

      7.  What do the Enrollment Card and the B&N Form provide?

      The Enrollment Card appoints the Plan Administrator as agent for the Participant and directs Ahmanson to pay to the Plan Administrator each Participant's cash dividends on all or a specified number of shares of Common Stock owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a Participant's Plan account ("Plan Shares"). The Enrollment Card directs the Plan Administrator to purchase on the Investment Date additional shares of Common Stock with such dividends and any optional cash deposits made by the Participant. The Enrollment Card also directs the Plan Administrator to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise, terminates its participation, or the Plan is terminated. See Question 6 for additional information about the Enrollment Card.

      The Enrollment Card provides for the purchase of additional shares of Common Stock through the following investment options:

          (1) If "Full Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on all shares of Common Stock then or subsequently registered in the Participant's name, and all cash dividends on all Plan Shares, together with any optional cash deposits, toward the purchase of additional shares of Common Stock.

          (2) If "Partial Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on only the number of Participating Shares registered in the Participant's name and specified on the Enrollment Card and all cash dividends on all Plan Shares, together with any optional cash deposits, toward the purchase of additional shares of Common Stock.

          (3) If "Optional Cash Deposits Only" is elected, the Participant will continue to receive cash dividends on shares of Common Stock registered in that Participant's name in the usual manner. However, the Plan Administrator will apply all cash dividends on all Plan Shares, together with any optional cash deposits received from the Participant, toward the purchase of additional shares of Common Stock.

      Each Participant may select any one of these three options. IN EACH CASE, DIVIDENDS WILL BE REINVESTED ON ALL PARTICIPATING SHARES AND ON ALL PLAN SHARES HELD IN THE PLAN ACCOUNT, INCLUDING DIVIDENDS ON SHARES OF COMMON STOCK PURCHASED WITH OPTIONAL CASH DEPOSITS, UNTIL A PARTICIPANT SPECIFIES OTHERWISE OR WITHDRAWS FROM THE PLAN ALTOGETHER, OR UNTIL THE PLAN IS TERMINATED. If a participant would prefer to receive cash payments of dividends paid on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of Plan Shares and Question 29 regarding notification of termination to the Plan Administrator.

      Participants may change their investment options at any time by requesting a new Enrollment Card and returning it to the Plan Administrator at the address set forth in Question 6. See Question 10 for the effective date for any change in investment options.

      8. Which stockholders may use the Enrollment Card and when is a B&N Form used?

      The Enrollment Card is designed to be used by eligible stockholders whose shares are registered in their names for the reinvestment of dividends and for optional cash deposits. In addition, the Enrollment Card may be used by a broker, bank or other nominee as owner of record on behalf of a Beneficial Owner for the reinvestment of dividends and for optional cash deposits. However, if a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, the Enrollment Card may be used solely for the reinvestment of dividends, and optional cash deposits must be made through the use of the B&N Form.

      The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash deposits on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash deposits on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 6.

      9.  When may an eligible stockholder enroll in the Plan?

      Eligible stockholders of Common Stock may enroll in the Plan at any time. Once enrolled, Participants remain enrolled until they discontinue their participation or until the Plan is terminated. See Questions 29 and 36 regarding termination of the Plan.

     10.  When is a Participant's enrollment in the Plan effective?

      For enrollment or a change in enrollment to be effective with respect to a particular dividend, an Enrollment Card must be received from a stockholder on or before the record date established for such dividend. If the Enrollment Card is received after that record date, the reinvestment of dividends will begin on the Investment Date following the next dividend record date, provided that such stockholder is still an eligible stockholder. An eligible stockholder may also enroll in the Plan through the timely delivery of an Enrollment Card, together with the bottom tear-off portion of the Enrollment Card, and an optional cash deposit. See Question 20.

PURCHASES

     11.  What are the purchase price discounts?

      The purchase price for shares acquired under the Plan through reinvestment of cash dividends or investment of optional cash deposits may be reduced by a purchase price discount. The discount from the Market Price (as defined in Question 13 below) for both the reinvestment of cash dividends and for optional cash deposits is currently 3%. Each of the purchase price discounts is subject to change from time to time at Ahmanson's discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs. Neither discount will, in any event, exceed 5%, but either may be reduced to zero or permanently discontinued at any time. Changes to the discounts from the Market Price with respect to reinvestments or investments made on any Investment Date will be made by Ahmanson notifying the Administrator of the change at least three business days prior to the relevant record date. As used herein, the term "business day" shall mean any day other than a Saturday, Sunday or a legal holiday on which the New York Stock Exchange (the "NYSE") is closed or a day on which the Plan Administrator is authorized or obligated by law to close. Neither Ahmanson nor the Plan Administrator shall be required to provide any written notice to participants of changes to the purchase price discounts, but current information regarding the purchase price discounts may be obtained by telephoning Ahmanson at (818) 814-7986.

     12.  When will shares be purchased under the Plan?

      Purchases of shares of Common Stock will be made on the relevant Investment Date (as defined in Question 14 and 19) or, in the case of open market purchases, as soon thereafter as determined by the Plan Administrator. In the event that such shares are purchased on the open market, the Plan Administrator may acquire such shares on any securities exchange where the Common Stock is traded, in the over-the-counter market or by privately negotiated transactions and may be subject to such terms with respect to price, delivery, etc. as Ahmanson may agree to. Neither Ahmanson nor any Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

      NO INTEREST WILL BE PAID BY AHMANSON OR THE PLAN ADMINISTRATOR ON DIVIDENDS OR OPTIONAL CASH DEPOSITS HELD PENDING REINVESTMENT OR INVESTMENT.

     13. What will be the price to Participants of shares purchased under the Plan?

      The price per share of Common Stock acquired directly from Ahmanson purchased with reinvested dividends and optional cash deposits will be 97% (subject to change) of the average of the daily high and low sale prices, computed to three decimal places, of the Common Stock as reported on the NYSE for the last twelve Trading Days of each month. A "Trading Day" means a day on which trades in Common Stock are reported on the NYSE. The period encompassing the last twelve Trading Days of each calendar month constitutes the relevant "Pricing Period."

      The price per share of Common Stock acquired through open market purchases with reinvested dividends and optional cash deposits will be 97% (subject to change) of the weighted average purchase price, computed to three decimal places, paid for such Common Stock by the Plan Administrator.

      All references in the Plan to the "Market Price" for both dividend reinvestment and optional cash deposits shall mean the average of the daily high and low sales prices of the Common Stock as reported on the NYSE during the Pricing Period (in the case of Common Stock acquired directly from Ahmanson) or the weighted average purchase price paid for the Common Stock by the Plan Administrator (in the case of Common Stock purchased in the open market), or a combination of the foregoing, as applicable with respect to any Investment Date.

      Please refer to Questions 17 and 18 for a discussion of the discount from the Market Price applicable to optional cash deposits made pursuant to Requests for Waiver, as described below. Purchases made with optional cash deposits may be subject to a Threshold Price.

     14. What are the record dates and Investment Dates for dividend reinvestment?

      For the reinvestment of dividends, the record date is the record date declared by the Board of Directors for such dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the "Investment Date" applicable to the reinvestment of such dividend, except that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. Dividends will be reinvested on the Investment Date using the Market Price determined during the immediately preceding month's Pricing Period. In the past, record dates for quarterly dividends on the Common Stock have preceded the dividend payment dates by approximately three weeks. Dividend payment dates historically have occurred at the beginning of the calendar month. It is expected that the past pattern with respect to timing of dividend record dates and payment dates generally will be followed in the future in accordance with the list set forth in Schedule A.

      There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates Ahmanson to declare or pay any dividends. The Plan does not represent a change in Ahmanson's dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon Ahmanson's earnings, financial condition and other factors.

      Please refer to Question 19 for a discussion of the record dates and Investment Dates applicable to optional cash deposits.

     15. How will the number of shares purchased for a Participant be determined?

      A Participant's account in the Plan will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 13, as applicable. The total amount to be invested will depend on the amount of any dividends paid on the number of Participating Shares and Plan Shares in such Participant's Plan account and any optional cash deposits made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends. As discussed in Question 2, however, each Participant is subject to a quarterly maximum of $100,000 for each dividend reinvestment. A Participant wishing to reinvest dividends in excess of $100,000 per quarter must obtain the prior approval of Ahmanson by calling (818) 814-7986 no later than two business days before the record date applicable to each dividend. For a discussion of the limitations imposed on optional cash deposits, see Question 18.

     16.  What is the source of Common Stock purchased under the Plan?

      Plan Shares will be purchased either directly from Ahmanson, in which event such shares will be either authorized but unissued shares or shares held in the treasury, or on the open market, or by a combination of the foregoing, at the option of Ahmanson. Shares will be purchased on the open market after a review of current market conditions and current and projected capital needs.

OPTIONAL CASH DEPOSITS

     17.  How does the optional cash deposit feature of the Plan work?

      All Registered Owners, except for brokers, banks and other nominees (discussed below), who have timely submitted signed Enrollment Cards indicating their intention to participate in this feature of the Plan are eligible to make optional cash deposits during any month, whether or not a dividend is declared. The first optional cash deposit made by a Participant should be accompanied by the bottom tear-off portion of the Enrollment Card. Each month the Plan Administrator will apply any optional cash deposit received from a Participant no later than one business day prior to the commencement of that month's Pricing Period to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date (as defined in Question 19), if such Common Stock is purchased from Ahmanson, or on or as soon as determined by the Plan Administrator after such Investment Date, if such Common Stock is purchased on the open market.

      Other than in the case of optional cash deposits made pursuant to written Requests for Waiver, the discount from the Market Price applicable to optional cash deposits will be 3% (subject to change) of the Market Price (as defined in Question 13). Refer to Question 18 for a discussion on the possible limitations on the purchase price applicable to the purchase of shares made with optional cash deposits and on the discount from the Market Price applicable to purchases made pursuant to written Requests for Waiver.

      A broker, bank or other nominee, as holder of shares of Common Stock on behalf of a Beneficial Owner, may utilize the Enrollment Card for optional cash deposits, unless such entity holds the shares in the name of a major securities depository. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash deposits must be made through the use of the B&N Form. See Question 8.

     18.  What limitations apply to optional cash deposits?

      Each optional cash deposit is subject to a minimum per month purchase limit of $100 and a maximum per month purchase limit of $5,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant will be aggregated. Optional cash deposits of less than $100 and that portion of any optional cash deposit which exceeds the maximum monthly purchase limit, unless such limit has been waived by Ahmanson, are subject to return to the Participant without interest.

      Participants may make optional cash deposits of up to $5,000 each month without the prior approval of Ahmanson. Optional cash deposits that exceed $5,000 may be made by a Participant only upon acceptance by Ahmanson of a written Request for Waiver from such Participant. There is no pre-established maximum limit applicable to optional cash deposits that may be made pursuant to accepted Requests for Waiver. The acceptance of a Request for Waiver must be received each month no later than two business days prior to the commencement of the Pricing Period with respect to which such waiver is sought. Participants interested in obtaining a Request for Waiver should contact Ahmanson at
(818) 814-7986.

      Waivers will be considered on the basis of a variety of factors, which may include Ahmanson's current and projected capital needs, the alternatives available to Ahmanson to meet those needs, prevailing market prices for Common Stock and other Ahmanson securities, general economic and market conditions, expected aberrations in the price or trading volume of Ahmanson securities, the number of shares of Common Stock held by the Participant submitting the waiver request, the aggregate amount of optional cash deposits for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of Ahmanson.

      PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH DEPOSIT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH DEPOSITS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

      Unless it waives its right to do so, Ahmanson may establish for any Pricing Period a minimum price (the "Threshold Price") applicable only to the investment of optional cash deposits made pursuant to written Requests for Waiver in order to provide Ahmanson with the ability to set a minimum price at which Common Stock will be sold under the Plan each month pursuant to such requests. Ahmanson will, at least three business days prior to each record date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by Ahmanson at its discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs. Neither Ahmanson nor the Administrator shall be required to provide any written notice to participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by telephoning Ahmanson at
(818) 814-6512.

      The Threshold Price for optional cash deposits made pursuant to written Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period. Thus, for, example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, then the average sales price for purchases and the amount of optional cash deposits which may be invested will be based upon the remaining nine Trading Days when the Threshold Price is satisfied. For each Trading Day on which the Threshold Price is not satisfied, 1/12 of each optional cash deposit made by a Participant pursuant to a Request for Waiver will be returned to such Participant without interest. In the example above, therefore, 3/12 of each Participant's optional cash deposit made pursuant to a written Request for Waiver will be returned to such Participant by check, without interest. This return procedure will apply regardless of whether shares are purchased on the open market or directly from Ahmanson.

      Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash deposits made pursuant to written Requests for Waiver.

      For any Investment Date, Ahmanson may waive its right to set a Threshold Price for optional cash deposits that exceed $5,000. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by telephoning Ahmanson at (818) 814-6512.

      For a list of expected dates by which the Threshold Price will be set in 1994 and 1995, see Schedule A.

      Each month, at least three business days prior to the applicable record date, Ahmanson will establish the discount from the Market Price applicable to optional cash deposits made pursuant to written Requests for Waiver. Such discount (the "Waiver Discount") will be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash deposits made pursuant to Requests for Waiver during that month. The Waiver Discount will be established in Ahmanson's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. The Waiver Discount applies only to optional cash deposits made pursuant to written Requests for Waiver. Participants may obtain the Waiver Discount applicable to the next Pricing Period by telephoning Ahmanson at (818) 814-7986. Only optional cash deposits made pursuant to written Requests for Waiver will be affected by the Waiver Discount. Setting a Waiver Discount for an Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to optional cash deposits and does not apply to the reinvestment of dividends.

      THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH DEPOSITS MADE PURSUANT TO WRITTEN REQUESTS FOR WAIVER. ONLY SUCH OPTIONAL CASH DEPOSITS WILL BE AFFECTED BY THE WAIVER DISCOUNT. ALL OTHER OPTIONAL CASH DEPOSITS WILL BE MADE AT A 3% DISCOUNT FROM THE MARKET PRICE (SUBJECT TO CHANGE), WITHOUT REGARD TO ANY THRESHOLD PRICE OR WAIVER DISCOUNT.

     19. What are the record dates and Investment Dates for optional cash deposits?

      Optional cash deposits will be invested every month on the related Investment Date. For optional cash payments made in a monthly period when there is a dividend record date, the record date and Investment Date are the same as those for dividend reinvestments. For optional cash payments made in a monthly period when there is not a dividend record date, the record date is two business days prior to the commencement of the Pricing Period in that month and the Investment Date is the first business day of the succeeding month or, in the case of the market purchases, as soon thereafter as determined by the Plan Administrator.

      Optional cash deposits received by the Plan Administrator at least one business day prior to the commencement of a Pricing Period will be applied to the purchase of shares of Common Stock on the Investment Date which relates to that Pricing Period. Optional cash deposits received on or after the commencement of a Pricing Period will be applied to the purchase of shares of Common Stock on the Investment Date which relates to the next Pricing Period. No interest will be paid by Ahmanson or the Plan Administrator on optional cash deposits held pending investment.

      For a schedule of expected record dates and Investment Dates in 1994 and 1995, see Schedule A.

     20.  When must optional cash deposits be received by the Plan
Administrator?

      Each month the Plan Administrator will apply any optional cash deposit for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Investment Date. See Question 19. In order for funds to be invested on the next Investment Date, the Plan Administrator must have received a check, money order or wire transfer at least one business day immediately preceding the first Trading Day of the ensuing Pricing Period and such check, money order or wire transfer must have cleared on or before the Investment Date. Wire transfers may be used only if approved orally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to First Chicago -- H. F. Ahmanson, DRP. Checks returned for any reason will not be resubmitted for collection.

NO INTEREST WILL BE PAID BY AHMANSON OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH DEPOSITS HELD PENDING INVESTMENT. OPTIONAL CASH DEPOSITS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY SAVINGS BANK OR NON-BANK SUBSIDIARY OF AHMANSON AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

      In order for payments to be invested on the Investment Date, in addition to the receipt of good funds at least one business day prior to the commencement of a Pricing Period, the Plan Administrator must be in receipt of an Enrollment Card or a B&N Form, as appropriate, as of the related record date. See Questions 6 and 8.

     21.  May optional cash deposits be returned?

      Upon telephone or written request to the Plan Administrator received at least five business days prior to the record date for the Investment Date with respect to which optional cash deposits have been delivered to the Plan Administrator, such optional cash deposits will be returned to the Participant. Requests received less than five business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash deposit will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing Period that does not meet the Threshold Price, if any, applicable to optional cash deposits made pursuant to written Request for Waivers. See Question 18. Also, each optional cash deposit, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 20, will be subject to return to the Participant.

COSTS OF PARTICIPATION IN THE PLAN

     22. Are there any expenses to Participants in connection with their participation under the Plan?

      Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan, including purchase of Plan Shares, will be paid by Ahmanson. However, Participants that request that the Plan Administrator sell all or any portion of their shares (see Questions 25 and 29) must pay any related brokerage commissions, a $15 fee to the Plan Administrator and applicable transfer taxes.

REPORTS TO PARTICIPANTS

     23.  What kinds of reports will be sent to Participants?

      As soon as practicable after each purchase of shares on behalf of a Participant, a statement of account will be mailed to such Participant. These statements, which provide a record of account activity and indicate the cost of such Participant's purchases under the Plan, should be retained for tax purposes. In addition, each Participant will receive, from time to time, communications sent to every other holder of Common Stock.

      If applicable, each Participant will receive annually Internal Revenue Service information (on Form 1099) for reporting dividend income received.

STOCK CERTIFICATES

     24.  Will stock certificates be issued for shares purchased?

      No. Plan shares will be held in the name of the Plan Administrator or its nominee. This service protects against the loss, theft and destruction of stock certificates evidencing Plan Shares. However, stock certificates will be issued to any participant upon specific written request. See Questions 26 and 29. The number of Plan Shares purchased for a Participant's account under the Plan will be indicated on such Participant's statement of account.

      Participants also have the option to deliver to the Plan for safekeeping stock certificates registered in their name that are subject to the Plan. Participants may deliver such certificates to the Plan Administrator along with the Enrollment Card when enrolling in the Plan, or may do so at any time thereafter while participating in the Plan. There is no charge for this custodial service and, by making the deposit, a Participant will be relieved of the responsibility for loss, theft or destruction of the certificate. Because the Participant bears the risk of loss in sending stock certificates to the Plan Administrator, it is recommended that certificates be sent to the Plan Administrator by registered mail, return receipt requested, and be properly insured. Certificates should not be endorsed. Whenever certificates are issued to a Participant either upon request or upon termination of participation, new, differently numbered certificates will be issued. Dividends will be reinvested on shares represented by the certificates deposited with the Plan Administrator.

      Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request should be placed through such Participant's banker, broker or other nominee. See Questions 8 and 17. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

SALE OF SHARES AND WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

     25.  When and how may a Participant request that shares be sold?

      A Participant may request that any whole number of Plan Shares be sold by completing the information on the written statement received by the Participant from the Plan Administrator, by providing detailed written notice to the Plan Administrator at the address given in Question 6 or by contacting the Plan Administrator by telephone at (800) 935-9330. The sale of Plan Shares on behalf of Participants will happen as soon as practicable after receipt of a request for sale by the Plan Administrator and will be made at the prevailing market price on the date of sale. If a request is made by a Participant to sell his or her shares, no Participant shall have the authority to direct the date or sales price at which Plan Shares may be sold. The Participant will receive the proceeds of the sale, less any related brokerage commissions, a $15 fee payable to the Plan Administrator and any applicable transfer taxes. Related brokerage commissions incurred in connection with sales of Participants' shares will be paid to the selling brokers. The Company has not entered into any arrangements with specific brokers in order to effect sales of shares on behalf of Participants. The Company will have no control over sales of shares for Participants. If the request for sale is received by the Plan Administrator on or after the record date for purchases made through the reinvestment of dividends, the Plan Administrator will reinvest such dividend in Common Stock on behalf of the Participant. A request to sell all shares held in a Participant's account will be treated as a withdrawal from the Plan. See Question 29 for information concerning the effects of termination of participation in the Plan, the sale of all Plan Shares and the withdrawal of Plan Shares.

     26.  When and how may shares be withdrawn from the Plan?

      Plan Shares credited to a Participant's account may be withdrawn by a Participant by notifying the Plan Administrator in writing specifying the number of shares to be withdrawn. A stock certificate for the number of whole shares of Common Stock so withdrawn will be issued to and registered in the name of the

Participant. In no case will certificates for fractional shares of Common Stock be issued. See Questions 25 and 28 for information concerning the effects of termination of participation in the Plan, the sale of Plan Shares and the withdrawal of Plan Shares.

     27. Will dividends on shares withdrawn from the Plan continue to be reinvested?

      If the Participant has authorized "Full Dividend Reinvestment," cash dividends with respect to shares withdrawn from a Participant's account will continue to be reinvested. If, however, such dividends with respect to only a portion of the shares registered in a Participant's name are being reinvested, the Plan Administrator will continue to reinvest dividends on only the number of shares specified by the Participant on the Enrollment Card unless a new Enrollment Card specifying a different number of shares is delivered.

     28. Will dividends on a Participant's Plan Shares continue to be reinvested if the Participant sells or transfers shares of Common Stock?

      In the event a Participant sells or transfers all of such Participant's Participating Shares, the Plan Administrator will continue to reinvest dividends on such Participant's Plan Shares until a written request for withdrawal of all whole and fractional Plan Shares from the Plan is received from the Participant. The Plan Administrator, at its discretion, may terminate any account with a balance of less than one whole share.

PARTICIPATION TERMINATION

     29. How and when may a Participant terminate participation in the Plan?

      Participation in the Plan may be terminated at any time by providing written notice to the Plan Administrator. The notice of termination of all interests in the Plan should be mailed to the address set forth in Question 6. If the notice is received by the Plan Administrator before the next record date for purchases made through the reinvestment of dividends or optional cash deposits, as the case may be, such dividend and all subsequent dividends on such shares will be paid to the Participant in cash and any optional cash deposit will be invested unless return of any such optional cash deposit is expressly requested in such written notice of termination and the notice is received by the Plan Administrator at least five business days prior to the record date for the related Investment Date. If the notice of termination is received by the Plan Administrator on or after the record date for purchases made through the reinvestment of dividends or optional cash deposits, as the case may be, the Plan Administrator, at its discretion, may either pay any such dividend in cash, or reinvest it in Common Stock on behalf of the terminating Participant, and any optional cash deposit will be invested on the related Investment Date. All subsequent dividends on such shares will be paid to the terminating Participant in cash.

      Participation in the Plan will also be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next record date for purchases made through the reinvestment of dividends or optional cash deposits, as applicable. In the event written notice of death or adjudicated incompetency and such supporting documentation is received by the Plan Administrator less than five business days before the next record date for purchases made through the reinvestment of dividends or optional cash deposits, as applicable, shares will be purchased for the Participant with the related cash dividend or optional cash deposit and participation in the Plan will not terminate until after such dividend or deposit has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's shares and any cash dividends paid thereon will be forwarded to such Participant's legal representative.

      Upon termination of participation in the Plan, unless a Participant has requested that all of the shares held in the Participant's account be sold by the Plan Administrator, the Plan Administrator will send such Participant a stock certificate for the number of whole shares in such Participant's account and a check in an amount equal to the value of any fractional share based upon the prevailing market price as soon as practicable after timely written notice from a Participant is received by the Plan Administrator. Upon receipt of instructions from a Participant to withdraw all Plan Shares from a Plan account, the Plan Administrator will send a stock certificate for the number of whole Plan Shares in that Plan account. If such Participant's most recent Enrollment Card indicated "Full Dividend Reinvestment," cash dividends on such Participant's Participating Shares and the Plan Shares withdrawn from the Plan account would continue to be reinvested. The Plan Administrator may, at its discretion, terminate any account with a balance of less than a whole share. In the event of such termination by the Plan Administrator, the Plan Administrator will send the Participant a check for the value of such fractional share as calculated above and will then close such Participant's account.

      Upon termination of participation in the Plan, Participants who do not wish to receive a stock certificate for the number of whole shares in their account may request that all of those shares be sold. If such a request is made, no Participant shall have the authority to direct the date or sales price at which Plan shares may be sold. The sale will be made by the Plan Administrator at the prevailing market price as soon as practicable after such request is received in the manner described above in Question 25. The Participant will receive the proceeds of the sale plus the value of any fractional share, less any related brokerage commissions, a $15 fee payable to the Plan Administrator, and any applicable transfer taxes. Related brokerage commissions incurred in connection with sales of Participants' shares will be paid to the selling brokers. The Company has not entered into any arrangements with specific brokers in order to effect sales of shares on behalf of Participants. The Company will have no control over sales of shares for Participants.

RIGHTS OFFERINGS, STOCK DIVIDENDS AND STOCK SPLITS

     30. If Ahmanson has a rights offering how will the rights on Plan Shares be treated?

      Participation in any rights offering will be based upon both shares of Common Stock registered in a Participant's name and any whole Plan Shares credited to such Participant's Plan account.

     31. What happens if Ahmanson issues a dividend payable in Common Stock or declares a Common Stock split?

      Any stock dividends or split shares distributed by Ahmanson on Plan Shares will be credited pro rata to each Participant's account in the same manner as stockholders who are not participants in the Plan. Stock dividends or split shares distributed on shares registered in a Participant's name will be mailed directly to the Participant.

VOTING

     32. How will the Plan Administrator vote shares credited to a Participant's Plan account at stockholders' meetings?

      For each meeting of stockholders, a Participant will receive proxy materials that will enable the Participant to vote both the shares registered in the Participant's name directly and shares credited to the Participant's Plan account. If a Participant elects, he or she may vote his or her shares, including all Plan Shares held for his or her account under the Plan, in person at the stockholders' meeting.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

     33. What are the income tax consequences of participation in the Plan?

      The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisers to determine particular tax consequences, including state income tax (and non-income tax, such as transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

      Participants in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of shares on the dividend payment date. It should be noted that the fair market value on the dividend payment date is likely to differ from the Market Price for the Pricing Period immediately preceding the related dividend payment date (which is used to determine the number of shares acquired).

      The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends.

Cash dividends reinvested...............              $100.00
Assumed fair market value*..............    $20.00
Assumed Market Price*...................    $19.00
Less 3% discount per share..............    $(0.57)
                                            ------
Net purchase price per share                $18.43
Number of shares purchased
 ($100.00/$18.43).......................     5.426
Total taxable dividend resulting from
 transaction ($20.00 x 5.426)...........              $108.52

- ---------------
* These prices are assumed for illustrative purposes only, and will vary with the market price of Common Stock.

      Participants will be treated as having received a dividend, upon the purchase of shares with an optional cash deposit, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash deposit. Such shares will have a tax basis equal to the amount of the deposit plus the excess, if any, of the fair market value of the shares purchased over the amount of the deposit. The fair market value on an acquisition date is likely to differ from the Market Price for the Pricing Period immediately preceding the related Investment Date (which is used to determine the number of shares acquired).

      The following example may be helpful to illustrate the federal income tax consequences of the optional cash deposit feature at a 3% discount from the Market Price.

Optional cash deposit...................              $100.00
Assumed fair market value*..............    $20.00
Assumed Market Price*...................    $19.00
Less 3% discount per share..............    $(0.57)
                                            ------
Net purchase price per share............    $18.43
Number of shares purchased
 ($100.00/$18.43).......................     5.426
Total taxable dividend resulting from
 transaction (5.426 x $20.00 - $100.00).              $  8.52

- ---------------
* These prices are assumed for illustrative purposes only, and will vary with the market price of Common Stock.

      A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

      A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis thereof.

      In the case of corporate stockholders, dividends may be eligible for the dividends-received deduction.

      The foregoing discussion is based on the assumption that newly issued or treasury shares will be purchased directly from Ahmanson. If the shares are purchased in the open market, the consequences will be generally the same. However, the payment of brokerage commissions by Ahmanson in connection with the purchase of shares in the open market may be treated as additional dividend income to the Participant and, in such event, will increase the tax basis of such shares.

     34. How are income tax withholding provisions applied to stockholders who participate in the Plan?

      If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

      If a Participant is a foreign stockholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such participant's account.

RESPONSIBILITY OF AHMANSON AND THE PLAN ADMINISTRATOR

     35. What are the responsibilities of Ahmanson and the Plan Administrator under the Plan?

      Neither Ahmanson nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death, the prices at which shares are purchased or sold for the Participant's account, the times when purchases or sales are made, or fluctuations in the market value of Common Stock. However, the right of Participants to bring actions against Ahmanson or the Plan Administrator based on violations of federal securities laws is not abridged by the foregoing. The terms and conditions of the Plan and its operation will be governed by the laws of the State of New York.

      The Participant should recognize that neither Ahmanson nor the Plan Administrator can provide any assurance of a profit or protection against loss on shares purchased under the Plan.

SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

     36.  May the Plan be suspended, modified or terminated?

      Ahmanson reserves the right to suspend or terminate the Plan at any time, including during the period between a record date and the related Investment Date. Participants will be notified of any such suspension or termination. Ahmanson also reserves the right to make modifications to the Plan and, in such event, will provide Participants with a copy of any material modification. Upon termination of the Plan, except in the circumstances described below, any uninvested dividends and optional cash deposits will be returned, a stock certificate for any whole shares credited to each Participant's Plan account will be issued and a cash payment will be made for any fractional share credited to each such account.

      In the event that Ahmanson terminates the Plan for the purpose of establishing another dividend reinvestment and common stock purchase plan, Participants will be automatically enrolled in such other plan and shares credited to their Plan accounts will be credited automatically to such other plans, unless notice to the contrary is received by the Plan Administrator.

      Ahmanson and the Plan Administrator also reserve the right to terminate any Participant's participation in the Plan at any time for any reason including, without limitation, trading, transactional profit activities or excessive joinings and terminations which may cause aberrations in the price or trading volume of Common Stock.

OTHER INFORMATION

     37. How may Participants obtain answers to questions concerning their Plan accounts?

      Questions concerning Plan accounts should be addressed to the Plan Administrator at the address and telephone number provided at Question 6.

     38. How may stockholders obtain answers to other questions regarding the Plan?

      Stockholders may call (818) 814-6512 to obtain the current Threshold Price applicable to certain optional cash deposits. To obtain the current Waiver Discount, if any, or for permission to invest amounts in excess of the maximum monthly purchase limits, call (818) 814-7986. See Question 18.

      Any additional questions should be directed to:

      H. F. Ahmanson & Company
      Attn:  Investor Relations
      4900 Rivergrade Road
      Irwindale, California  91706

      or call (818) 814-7986

     39.  Who bears the risk of market fluctuations in Common Stock?

      A Participant's investment in shares held in his or her Plan account is no different than such Participant's investment in directly held shares in that such Participant bears all risk of loss that may result from market fluctuations in the price of Common Stock. Neither Ahmanson nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

     40.  How is the Plan interpreted?

      Any question of interpretation arising under the Plan will be determined by Ahmanson, and any such determination will be final. Ahmanson may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of New York.

     41.  What are some of the Participant responsibilities under the Plan?

      Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

      Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

                                USE OF PROCEEDS

      The net proceeds from the sale of the Common Stock offered pursuant to the Plan will be used to make a capital contribution to Home Savings and/or for other general corporate purposes of Ahmanson. Ahmanson has no basis for estimating either the number of shares of Common Stock that will be ultimately sold by it pursuant to the Plan or the prices at which such shares will be sold.

                              PLAN OF DISTRIBUTION

      The Common Stock acquired under the Plan is being sold directly by Ahmanson through the Plan. Ahmanson may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash deposit feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. These exchanges include the New York Stock Exchange and the Pacific Stock Exchange, the national exchanges on which the Common Stock is currently listed. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to Ahmanson for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

      Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. However, each Participant is subject to a maximum dividend reinvestment limitation of $100,000 per quarter unless each Participant obtains the prior approval of Ahmanson to exceed such limit. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends under the Plan.

      Ahmanson will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a $15 fee paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

      Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                    EXPERTS

      The consolidated financial statements of Ahmanson as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 included in Ahmanson's Annual Report on Form 10-K for the year ended December 31, 1993 have been incorporated herein by reference in reliance on the report of KPMG Peat Marwick, independent certified public accountants, incorporated herein by reference, and upon the authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

      Certain legal matters with respect to the Common Stock offered hereby will be passed upon for Ahmanson by Gibson, Dunn & Crutcher, Los Angeles, California. Arthur W. Schmutz, a director of Ahmanson, is an advisory partner of Gibson, Dunn & Crutcher.

                                    GLOSSARY
                                    --------

"Ahmanson" means H. F. Ahmanson & Company, a Delaware corporation.

"Beneficial Owners" means stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (for example, in the name of a broker, bank or other nominee).

"B&N Form" means a Broker and Nominee form.

"business day" means any day other than a Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock, $.01 par value, of Ahmanson.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Home Savings" means Home Savings of America, FSB, a wholly owned subsidiary of Ahmanson.

"Investment Date" means, with respect to Common Stock acquired directly from Ahmanson, the first business day of each month in a month for which no dividends are paid or the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) for a month in which dividends are paid or, in the case of open market purchases, as soon thereafter as determined by the Plan Administrator.

"Market Price" means, with respect to Common Stock purchased directly from Ahmanson, the average of the daily high and low sale prices, computed to three decimal places, of the Common Stock on the NYSE for the last twelve Trading Days of each calendar month and, with respect to open market purchases, the weighted average purchase price, computed to three decimals, paid for such Common Stock by the Plan Administrator.

"NYSE" means the New York Stock Exchange.

"Participant" means an eligible holder of Common Stock who wishes to participate in the Plan.

"Participating Shares" means shares of Common Stock owned by a Participant on the applicable record date as to which such Participant has directed Ahmanson to pay the related cash dividends to the Plan Administrator.

"Plan" means the Dividend Reinvestment and Common Stock Purchase Plan of
Ahmanson.

"Plan Administrator" means a plan administrator that administers the Plan, keep records, sends statements of account to each Participant and performs other duties related to the Plan. First Chicago Trust Company of New York currently serves as Plan Administrator of the Plan.

"Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

"Pricing Period" means the period encompassing the last twelve Trading Days of each month.

"Registered Owners" means stockholders whose shares of Common Stock are registered on the stock transfer book of Ahmanson in their own names.

"Requests for Waiver" means a written request from a Participant to exceed the monthly optional cash deposit limitation of $5,000.

"Securities Act" means the Securities Act of 1933, as amended.

"Threshold Price" means the minimum price, if any, established by Ahmanson that the average high and low prices of the Common Stock must equal or exceed during each Trading Day of the Pricing Period for optional cash deposits made pursuant to Written Requests for Waiver.

"Trading Day" means a day on which trades in the Common Stock are reported on the NYSE.

"Waiver Discount" means the discount from the Market Price applicable to optional cash deposits made pursuant to written Requests for Waiver. Such discount will vary between 0% and 5% of the Market Price and may vary each month.

                                                                      SCHEDULE A

LIST OF IMPORTANT DATES (ESTIMATED) IN 1994 AND 1995 FOR COMMON STOCK PURCHASED FROM AHMANSON UNDER THE PLAN


                                                                     PRICING PERIOD (LAST 12
THRESHOLD PRICE                                OPTIONAL CASH         TRADING DAYS)
SET DATE:               RECORD DATE:           DEPOSIT DUE DATE :    COMMENCEMENT DATE:         INVESTMENT DATE:
- ------------------      -------------------    -------------------   -------------------        -------------------
July 7, 1994            July 12, 1994          July 13, 1994         July 14, 1994              August 1, 1994
August 5, 1994*         August 10, 1994*       August 15, 1994       August 16, 1994            September 1, 1994*
September 8, 1994       September 13, 1994     September 14, 1994    September 15, 1994         October 3, 1994
October 7, 1994         October 12, 1994       October 13, 1994      October 14, 1994           November 1, 1994
November 7, 1994*       November 10, 1994*     November 11, 1994     November 14, 1994          December 1, 1994*
December 8, 1994        December 13, 1994      December 14, 1994     December 15, 1994          January 2, 1995
January 9, 1995         January 12, 1995       January 13, 1995      January 16, 1995           February 1, 1995
February 6, 1995*       February 9, 1995*      February 10, 1995     February 13, 1995          March 1, 1995*
March 9, 1995           March 14, 1995         March 15, 1995        March 16, 1995             April 3, 1995
April 6, 1995           April 11, 1995         April 12, 1995        April 13, 1995             May 1, 1995
May 5, 1995*            May 10, 1995*          May 11, 1995          May 12, 1995               June 1, 1995*
June 8, 1995            June 13, 1995          June 14, 1995         June 15, 1995              July 3, 1995
July 7, 1995            July 12, 1995          July 13, 1995         July 14, 1995              August 1, 1995
August 9, 1995*         August 14, 1995*       August 15, 1995       August 16, 1995            September 1, 1995*
September 7, 1995       September 12, 1995     September 13, 1995    September 14, 1995         October 2, 1995
October 9, 1995         October 12, 1995       October 13, 1995      October 16, 1995           November 1, 1995
November 7, 1995*       November 10, 1995*     November 13, 1995     November 14, 1995          December 1, 1995*

- ---------------
* The dates marked by an asterisk are those expected to be applicable under the Plan with respect to future dividends, if and when declared by the Board of Directors. The actual record and payment dates will be determined by the Board of Directors.


SUMMARY DATE INFORMATION

. THE INVESTMENT DATE IS, WITH RESPECT TO COMMON STOCK ACQUIRED DIRECTLY FROM AHMANSON, THE FIRST BUSINESS DAY OF EACH MONTH IN A MONTH FOR WHICH NO DIVIDENDS ARE PAID OR THE DIVIDEND PAYMENT DATE DECLARED BY THE BOARD OF DIRECTORS (UNLESS SUCH DATE IS NOT A BUSINESS DAY, IN WHICH CASE IT IS THE FIRST BUSINESS DAY IMMEDIATELY THEREAFTER) FOR A MONTH IN WHICH DIVIDENDS ARE PAID OR, IN THE CASE OF OPEN MARKET PURCHASES, AS SOON THEREAFTER AS DETERMINED BY THE PLAN ADMINISTRATOR.

.    The Pricing Period is the last twelve Trading Days of each month.

. The due date for optional cash deposits is one business day prior to the commencement of the Pricing Period.

. The record date for dividends is set by the Board of Directors. The record date for optional cash deposits is two business days prior to the commencement of the Pricing Period, except in months having a dividend record date, in which case the record date is the same as the dividend record date.

.    The Threshold Price is set three business days prior to the record date.

================================================================================
      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Ahmanson since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                              ___________________

                               TABLE OF CONTENTS


Available Information.....................................  2
Incorporation of Certain Documents by Reference...........  2
H. F. Ahmanson & Company..................................  3
Summary of the Plan.......................................  5
Description of the Plan...................................  7
 The Plan.................................................  7
 Purpose..................................................  7
 Options to Participants..................................  7
 Advantages and Disadvantages.............................  8
 Administration...........................................  9
 Participation............................................  9
 Purchases................................................ 11
 Optional Cash Deposits................................... 13
 Costs of Participation in the Plan....................... 16
 Reports to Participants.................................. 16
 Stock Certificates....................................... 17
 Sale of Shares and Withdrawal of Shares in Plan
   Accounts............................................... 17
 Participation Termination................................ 18
 Rights Offerings, Stock Dividends and Stock Splits....... 19
 Voting................................................... 19
 Federal Income Tax Consequences to Participants.......... 19
 Responsibility of Ahmanson and the Plan
   Administrator.......................................... 21
 Suspension, Modification or Termination of the Plan...... 21
 Other Information........................................ 22
Use of Proceeds........................................... 23
Plan of Distribution...................................... 23
Experts................................................... 23
Legal Matters............................................. 24
Glossary.................................................. 25
List of Important Dates in 1994 and 1995 for Common
 Stock Purchased from Ahmanson under the Plan............. 27
Summary  Date Information................................. 27

================================================================================

================================================================================

                           H. F. AHMANSON & COMPANY

                             DIVIDEND REINVESTMENT

                                      AND

                          COMMON STOCK PURCHASE PLAN



                                ---------------

                                  PROSPECTUS

                                ---------------


                                 JUNE 9, 1994

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing Fee for Registration Statement...   $ 55,859.78
Legal Fees and Expenses.................     30,000.00
Accounting Fees and Expenses............      2,000.00
Fees of Transfer Agent and Registrar....      2,500.00
Blue Sky Fees and Expenses..............      6,000.00
Printing and Engraving Fees.............     25,000.00
Stock Exchange Listing Fees.............      9,640.00
Miscellaneous...........................     10,000.00
                                           -----------
   Total................................   $140,999.78

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The General Corporation Law of the State of Delaware, the state of incorporation of Ahmanson, and the Bylaws of Ahmanson provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified is made by a majority of disinterested directors, independent legal counsel or the stockholders.

      Directors and officers of Ahmanson are covered under policies of directors' and officers' liability insurance with coverage aggregating $46,000,000. The directors and executive vice presidents of Ahmanson and all other officers serving Ahmanson as first vice presidents or in a higher position are parties to Indemnity Agreements with Ahmanson (the "Indemnity Agreements"). The Indemnity Agreements provide indemnification for the directors and covered officers in the event the directors' and officers' liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The Indemnity Agreements are generally intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director's or officer's service to Ahmanson, Home Savings or any other subsidiary of Ahmanson.

ITEM 16.  EXHIBITS.

          4.1 Composite Certificate of Incorporation of H. F. Ahmanson & Company (filed as Exhibit 4.1 to Form 10-Q for the quarter ended June 20, 1986, Commission File

                 Number 1-8930) and amendments thereto (filed as Exhibit 28.1 to Form 10-Q for the quarter ended June 30, 1987, Commission File Number 1-8930, and Exhibit 3.1.1 to Form 10-Q for the quarter ended June 30, 1988, Commission File Number 1-8930) (incorporated by reference)

          4.2    Bylaws of H. F. Ahmanson & Company, as amended (filed as
                 Exhibit 4.2 to Form S-8 filed May 13, 1994, Registration No. 33-53635) (incorporated by reference)

          4.3 Rights Agreement, dated July 26, 1988, between H. F. Ahmanson & Company and Union Bank (filed as Exhibit 4.3 to Form 8-K dated July 26, 1988, Commission File Number 1-8930) (incorporated by reference)

          4.4 Form of Certificate representing shares of Common Stock (filed as Exhibit 4.5 to Form S-3 filed June 2, 1993, Registration No. 33-57218) (incorporated by reference)

          5.1*   Opinion of Gibson, Dunn & Crutcher regarding issuance

          23.1   Consent of KPMG Peat Marwick

          23.2* Consent of Gibson, Dunn & Crutcher (included in its opinion filed as Exhibit 5.1)

          24.1*  Power of Attorney

          99.1*  Specimen Enrollment Card

          99.2*  Specimen Broker and Nominee Form

          99.3* Form of Request for Waiver with respect to optional cash deposits

______________________
*Previously Filed

ITEM 17.  UNDERTAKINGS.

      Ahmanson hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of Ahmanson's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Ahmanson pursuant to the foregoing provisions, or otherwise, Ahmanson has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ahmanson of expenses incurred or paid by a director, officer or controlling person of Ahmanson in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ahmanson will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Ahmanson hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disposed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by Ahmanson pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, H. F. Ahmanson & Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irwindale, State of California, on June 8, 1994.

                                           H. F. Ahmanson & Company


                                           By /S/  KEVIN M. TWOMEY
                                              ---------------------------------
                                              Kevin M. Twomey
                                              Executive Vice President and
                                              Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.



          SIGNATURE                         CAPACITY                     DATE
          ---------                         --------                     ----

                                             Director
- -----------------------------
    Robert H. Ahmanson


    WILLIAM  H. AHMANSON*                    Director                June 8, 1994
- -----------------------------
    William H. Ahmanson


     BYRON ALLUMBAUGH*                        Director               June 8, 1994
- -----------------------------
     Byron Allumbaugh


    RICHARD M.  BRESSLER*                     Director               June 8, 1994
- -----------------------------
    Richard M. Bressler


     LODWRICK M. COOK*                        Director               June 8, 1994
- -----------------------------
     Lodwrick M. Cook



     RICHARD H.  DEIHL*                Chairman of the Board         June 8, 1994
- -----------------------------
     Richard H. Deihl


    ROBERT M. De  KRUIF*                      Director                June 8, 1994
- -----------------------------
    Robert M. De Kruif


      DAVID S. HANNAH*                        Director                June 8, 1994
- -----------------------------
      David S. Hannah


      DELIA M. REYES*                         Director                June 8, 1994
- -----------------------------
      Delia M. Reyes


     CHARLES R. RINEHART*                   Director and              June 8, 1994
- -----------------------------          Chief Executive Officer
     Charles R. Rinehart            (Principal Executive Officer)



     ELIZABETH SANDERS*                       Director                June 8, 1994
- -----------------------------
     Elizabeth Sanders


     ARTHUR W. SCHMUTZ*                       Director                June 8, 1994
- -----------------------------
     Arthur W. Schmutz


     WILLIAM D. SCHULTE*                      Director                June 8, 1994
- -----------------------------
     William D. Schulte


     /s/ KEVIN M. TWOMEY              Executive Vice President        June 8, 1994
- -----------------------------        and Chief Financial Officer
      Kevin M. Twomey               (Principal Financial Officer)



       GEORGE MIRANDA*                First Vice President and        June 8, 1994
- -----------------------------           Treasurer (Principal
       George Miranda                    Accounting Officer)



*By: /S/  KEVIN M. TWOMEY
     ------------------------
     Kevin M. Twomey
     Attorney-in-Fact

                                 EXHIBIT INDEX
                                 -------------

                                                                  Sequentially
Exhibit No.                                                       Numbered Page
- -----------                                                       -------------
    4.1       Composite Certificate of Incorporation of H. F.
              Ahmanson & Company (filed as Exhibit 4.1 to Form
              10-Q for the quarter ended June 20, 1986, Commission File Number 1-8930) and amendments thereto (filed as Exhibit 28.1 to Form 10-Q for the quarter ended June 30, 1987, Commission File
              Number 1-8930, and Exhibit 3.1.1 to Form 10-Q for the quarter ended June 30, 1988, Commission File
              Number 1-8930) (incorporated by reference)


    4.2 Bylaws of H. F. Ahmanson & Company, as amended and in effect on September 28, 1993 (filed as Exhibit
              4.2 to Form S-8 filed May 13, 1994, Registration
              No. 33-53635) (incorporated by reference)


    4.3       Rights Agreement, dated July 26, 1988, between H.
              F. Ahmanson & Company and Union Bank (filed as
              Exhibit 4.3 to Form 8-K dated July 26, 1988,
              Commission File Number 1-8930) (incorporated by reference)


    4.4       Form of Certificate representing shares of Common
              Stock (filed as Exhibit 4.5 to Form S-3 filed June
              2, 1993, Registration No. 33-57218) (incorporated by reference)


    5.1* Opinion of Gibson, Dunn & Crutcher regarding issuance

   23.1       Consent of KPMG Peat Marwick

   23.2* Consent of Gibson, Dunn & Crutcher (included in its opinion filed as Exhibit 5.1)

   24.1*      Power of Attorney

   99.1*      Specimen Enrollment Card

   99.2*      Specimen Broker and Nominee Form

   99.3* Form of Request for Waiver with respect to optional cash deposits

- ----------------------
*Previously Filed